Exhibit 99.1

FOR IMMEDIATE RELEASE
October 18, 2005
CONTACT:  Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)
First National Bancshares, Inc. Announces
Offering of Common Stock

Spartanburg, South Carolina, October 18, 2005 – First National Bancshares, Inc. (OTC: FNSC) today announced the sale by the Company of 350,000 shares of its common stock, including 86,000 shares to be sold by a selling shareholder, The South Financial Group, Inc., at $24.00 per share in a best efforts offering by its officers and directors.  The offering is expected to close on November 30, 2005.

The Company’s common stock is currently quoted on the OTC Bulletin Board under the symbol “FNSC.OB.”  The Company has applied to have its common stock listed for quotation on the Nasdaq National Market under the symbol “FNSC.”

The Company expects to receive net proceeds from the offering of approximately $5.7 million after deducting expenses.  The Company will not receive any proceeds from the sale of the 86,000 shares offered by the selling shareholder.  Net proceeds from the offering will be used for general corporate purposes, which may include, among other things, providing additional capital to the Company’s subsidiary, First National Bank of the South, to support asset growth.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of the final prospectus relating to the offering may be obtained by writing First National Bancshares, Inc., 215 North Pine Street, Spartanburg, South Carolina 29302 or by verbal request to (864) 948-9001.

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First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg and a loan production office in Mount Pleasant.  The small business lending division operates under the name First National Business Capital.  The division is based in Greenville and provides small business lending services to customers primarily in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at http://www.firstnational-online.com.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company’s plans to offer its common stock and the anticipated use of proceeds of the offering.  These statements are based upon the current expectations and beliefs of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the Securities and Exchange Commission.